Exhibit 4
Presentation to Viatel Holding (Bermuda) Limited October 31, 2007`is intended for the exclusive use of the persons or firm to whom it is furnished by us.DRAFT, For Discussion Purposes Only The Special Committee to the Board of Directors of Preliminary Assessment: Subject to Further Review The information contained herein is of a confidential nature and Reproduction, publication, or dissemination of portions hereof may not be made without prior written approval of Duff & Phelps, LLC.

Table of Contents

I. Introduction and Background

II. Valuation Analysis

Appendices

A. Viatel Historical Stock Price & Volume

CONFIDENTIAL – DRAFT, For Discussion Purposes Only

2

DUFF & PHELPS

Duff & Phelps Disclaimer

- These materials are being provided to the Special Committee to the Board of Directors (the "Special Committee") of Viatel Holding (Bermuda) Limited ("Viatel" or the "Company") in connection with its consideration of a potential going private transaction (the "Proposed Transaction"). The accompanying material prepared on a confidential basis for the sole use and information of the Special Committee to the Board and not with a view toward public disclosure.

- The information utilized in preparing this presentation was obtained from the Company and public sources. Any estimates and projections contained herein have been prepared by the senior Management of Viatel and Duff & Phelps, LLC ("Duff & Phelps"), and involve numerous and significant subjective determinations, which may or may not prove to be correct. No representation or warranty, expressed or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation, whether as to the past or the future. Duff & Phelps did not attempt to independently verify such information.

- Because this material was prepared for use in the context of oral presentations to the Special Committee, which is familiar with the business and affairs of the Company, neither Duff & Phelps nor the Company, or any of its legal or financial advisors or accountants, take any responsibility for the accuracy or completeness of any of the material if used by persons other than the Special Committee.

- These materials are preliminary and not intended to represent an opinion or the basis upon which any business or investment decision should be made but rather to serve as discussion materials for the Special Committee in connection with its ongoing review of the Proposed Transaction.

- These materials and any opinion ultimately reached do not and will not (i) address the merits of the underlying business decision of the Company to enter into any of the transactions that comprise the Proposed Transaction; (ii) constitute a recommendation to the Company or the Board or any committee thereof, the stockholders of the Company, or any other person as to how such person should vote or as to any other specific action that should be taken in connection with any aspect of the Proposed Transactions; and (iii) create any fiduciary duty on Duff & Phelps' part to any party.

CONFIDENTIAL – DRAFT, For Discussion Purposes Only

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DUFF & PHELPS

Statement of Limiting Conditions

- The work product prepared by Duff & Phelps is based upon the information provided by, and on behalf of, Viatel or available from public sources. We assume no responsibility for the independent verification of this information and make no representations with respect to the accuracy or completeness of this information.

- Our analysis is based in part on projections developed by Viatel management ("Management") and we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of Viatel management as to the future financial performance of the Company.

- Industry data and market information were key inputs to our analysis, however, some of the data for the analysis are subjective assessments derived from information collected by Duff & Phelps from Management.

- You accept and acknowledge that we have not made any warranties or guarantees, whether express or implied, with respect to the services or the results that you may obtain as a result of the provision of the services.

- By its very nature, valuation analysis cannot be regarded as an exact science and the conclusions arrived at in many cases will of necessity be subjective and dependent on the exercise of individual judgment. Consequently, there is no indisputable single value and we therefore express our estimate as falling within a likely range.

CONFIDENTIAL – DRAFT, For Discussion Purposes Only
4
DUFF & PHELPS

DRAFT, For Discussion Purposes Only CONFIDENTIAL -
Introduction & Background I.

DRAFT, For Discussion Purposes Only CONFIDENTIAL -
Scope of Engagement
The Proposed Transaction
•the of the or one (“Viatel” that consolidation stock Limited understanding split, our stock is (Bermuda) It reverse a Holding Transaction”). is Viatelconsidering of “Proposed currently Committee”) (the is “Special transaction Committee (the private Special the Directors going that law. of potentialBermuda Board the a Transaction under to considering Proposed Committee are the transaction Specialof equivalent The “ Company”) structures or
The Engagement
Preliminary valuation analysis with respect to the Company If required, an Opinion as to whether the share price to be offered to the minority shareholders of the Company pursuant to the Proposed Transaction is fair from a financial point of view to those minority shareholders. Phase I — Phase II -Duff & Phelps, LLC (“Duff & Phelps”) has been engaged by the Special Committee to provide certain financial advisory services to the Special Committee in connection with its considerations of the Proposed Transaction.We will provide advisory services (collectively, the “Services”) in two phases. — -

Summary of Documents and Information Reviewed

The documents and information reviewed with regards to the preparation of our preliminary valuation analysis included, but was not limited to, the items summarized below:

- Conducted meetings with Viatel senior Management: Lucy Woods, CEO; Andrew Court, CFO; and Stuart Horwood;
- Reviewed various management presentations regarding the Company and its financial and operating performance;
- Reviewed historical financial statements for Viatel for the period 2002 to 2007;
- Reviewed Funnel and Backlog Reports for 2007 and 2008 for the Company provided/prepared by Viatel Management;
- Reviewed the Company's projections, prepared by Management, for the five years ended December 31, 2012;
- Reviewed other operating and financial information with respect to the Company provided by Viatel Management;
- Reviewed financial, market, and transaction information on select public companies;
- Reviewed information on recent going-private transactions we deemed relevant;
- Reviewed analyst reports on the European telecommunications industry and on selected public companies we deemed relevant; and
- Reviewed certain other publicly available information, including economic, industry, and investment information we deemed relevant.

CONFIDENTIAL – DRAFT, For Discussion Purposes Only

7

DUFF & PHELPS

Overview of Viatel

- Founded in 1991, Viatel, Inc. initially specialized in international communications throughout Western Europe and North America. Viatel went public on the NASDAQ in 1996.
- By 2001, trends in the telecommunications market and lower than expected volumes forced Viatel, Inc. to begin to restructure its worldwide operations.
- On May 2, 2001, Viatel, Inc. filed for relief under Chapter 11 of the Bankruptcy Code.
- Viatel Holding (Bermuda) Limited was incorporated on January 4, 2002 under Bermuda law and emerged from bankruptcy on June 7, 2002.
- Viatel currently operates as a telecommunications provider to small and medium sized businesses across Europe and also owns a Pan European fiber optic network.
- In July 2002, Viatel was delisted from the NASDAQ National Market exchange.
- Viatel has traded on the NASDAQ OTC as a pink sheet stock since December 2002.

Viatel Summary Financials *In millions of USD*	2003	2004	2005	2006
Revenue	10.2	14.0	20.6	33.5
% growth		36.8%	47.1%	62.8%
Gross Profit	5.3	6.7	7.9	16.4
% of revenue	51.5%	48.1%	38.3%	49.1%
EBITDA	(42.4)	(58.5)	(48.1)	(32.5)
% of revenue	(415.0%)	(418.7%)	(234.0%)	(97.1%)
Total Assets	94.9	99.7	56.4	85.6
Total Liabilites	33.4	64.3	92.3	161.7

Current Capitalization (VTLA.F)			
52 week high / Low	0.0600	/	0.0001
Current Share Price (as of October 01, 2007)			0.0055
x Shares Outsatanding			10.63
= Market Capitalization (in millions)			0.06

Source: Viatel financial statement and Management


9.00
8.00
7.00
6.00
5.00
4.00
3.00
2.00
1.00
-
Viatel Holding (Bermuda) Ltd. (OTCPK:VTLA.F) - Common Stock
Share Price in USD
6/16/03
3/1/04
11/11/04
7/28/05
4/12/06
12/26/06
9/12/07

Major Beneficial Shareholders of Common Stock		
Owner	**Number of Shares**	**% of Ownership**
Morgan Stanley & Co. Incorporated	1,517,535	14.3%
The Värde Fund L.P.	882,531	8.3%
Kanagrom Holdings, LLC	691,850	6.5%
Other Shareholders	7,538,084	70.9%
Total Shares Outstanding	**10,630,000**	**100.0%**

** Source: Viatel December 31, 2006 20-F*

CONFIDENTIAL – DRAFT, For Discussion Purposes Only
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DUFF & PHELPS

DRAFT, For Discussion Purposes Only CONFIDENTIAL -
Overview of Key Financing Events
Viatel Financing
•ofonwillJuly seniorto:ata sixmaturesbelowtheininterest to rounds$13its secured rightshare ifvotes)raised ableCompanyall which theper1 non- have matureraised convertiblethepricingincluding to ofsenior beenundergone(9 continuousof million,in$0.75notes notes hashasat2007. toinvestors stakeapprovedprivileges power financingThesefinancingrefinancing additional dueViatelfinancing $52.3 theequitysharevoting of securedof August been Companyfinancing. ofgiv esto 2004raisedmajorityboard per sharemillion.round in has issuing thedebtbut aarounds seniorby operationsAprilround notesat$63.8 2004,of2014 Gain conversion Convert or $0.75 Special majorityLatest million financing.first•••ofCompany Since maintain debt Starting rounds The secured AprilSubsequent convertible total 2008.The obligations notes •••••
Management *Source: Viatel
Total 86.35 22.30 1.80 3.00 0.50 0.50 1.000.25 0.25 0.10 116.0518.43 4.88 0.92 0.93 0.16 0.16 0.310.08 0.31 0.08 0.03 26.28 142.33 Non- Convertible August 2007 10.30 2.50 0.20 — - - — - — 13.000.19 0.04 0.05 — - - — - — - 0.29 13.29 Non- Convertible April 2007 10.30 2.50 0.20 — - - — - — 13.000.67 0.16 0.07 — - - — - — - 0.89 13.89 Non- Convertible December 2006 10.30 2.50 0.20 — - - — - — 13.001.05 0.25 0.08 — - - — - — - 1.38 14.38 (in millions of USD) Non- Convertible March 2006 6.90 1.70 0.20 — - - — - — 8.801.59 0.36 0.01 — - - — - — - 1.95 10.75Viatel Financing History Non- Convertible July 2005 12.90 3.10 — - — - — - — 16.003.86 0.96 0.41 — - - — - — - 5.23 21.23 Convertible April 2004 35.65 10.00 1.00 3.00 0.50 0.50 1.000.25 0.25 0.10 52.2511.07 3.10 0.31 0.93 0.16 0.16 0.3 10.08 0.31 0.06 0.23 16.72 68.97 Investor Morgan Stanley & Co Inc Varde Partners, Inc Stonehill Institutional Ptns LP Ahab Ptnrs LP Wayland Distressed Opp Fund I-A LLC Wayland Distressed Opp Fund I-B LLC Ore Hill Hub Fund LtdLucy Woods John Colton Francis William Total Initial LoanCapitalized & Accrued Interest Morgan Stanley & Co Inc Varde Partners, Inc Stonehill Institutional Ptns LP Ahab Ptnrs LP Wayland Distressed Opp Fund I-A LLC Wayland Distressed Opp Fund I-B LLC Ore Hill Hub Fund LtdL ucy Woods Lucy Woods Dependent Trust* John Colton Francis William Total Capitalized & Accrued Interest Total Loan Amount * Lucy Woods Trust represent convertible notes issued by the Company to Lucy Woods

DRAFT, For Discussion Purposes Only CONFIDENTIAL -
Preliminary Valuation Analysis II.

Discounted Cash Flow Analysis Background

- Duff & Phelps performed a discounted cash flow ("DCF") analysis utilizing the projected free cash flows of Viatel provided by Company Management.
- Viatel provided the latest Management Case projections as of September 2007 for the business in GBPs. The Management case superseded the board approved December 2006 business plan and per Management, reflects the most recent performance and outlook for the business.
- The Management case is predicated on Viatel's ability to raise additional financing to fund operations.
- Management also provided a scenario with additional co-location services - "Management Case with co-location services"
  - Management is currently investigating the feasibility of the services.
  - Duff & Phelps treated this as an alternative scenario and performed a DCF analysis on this scenario.
- Future free cash flow estimates were based on projections provided by Viatel Management for fiscal years 2007 through 2012.
  - Revenue growth rate from 2012 onwards was normalized to a long term sustainable growth rate based on discussion with Management.
  - Taxes were adjusted to reflect the use of Net Operating Losses ("NOLs") and a corporate tax rate of 30% was assumed based on discussion with Management.
  - Depreciation, Working Capital and Capital Expenditure levels are based on information provided by management.
  - Terminal Value was calculated using the Gordon Growth Model.
  - As per management, no public company listing expense are assumed going forward.
- Duff & Phelps discounted the resulting free cash flows and continuing value at a weighted average cost of capital of 16%.
- Duff & Phelps performed sensitivity analyses by varying the Discount Rate and Long Term Growth Rate.
- A conversion rate of 2.0477 for USD to GBP as of October 1, 2007 was used to convert the value to USD.

CONFIDENTIAL – DRAFT, For Discussion Purposes Only

11

DUFF & PHELPS

DRAFT, For Discussion Purposes Only CONFIDENTIAL -
Discounted Cash Flow Analysis Background Cont.
Other Key Assumptions Based on Discussion with Management
subsidiary. to Viatel. As such, the contingent liability is excluded from the AG, a Viatel is currently in an ongoing litigation with a French-based telecom company, VNF, over Rights of Way payments. Management expects the outcome of the litigation to be favorable analysis. The above adjustments would result in a reduced value for the business. is currently in an ongoing litigation in Switzerland involving Viaphone As per Management, the chance of a favorable o utcome is unclear and hence, our analysis excluded the impact of this potential outcome. Viatel — Viatel -
33
12

Discounted Cash Flow Analysis

Management Case – Key Assumptions Based on discussion with Management

Revenue

- Revenue was segmented between network (wholesale) sales and retail sales.
  - Revenue is based on newly generated monthly recurring revenue, existing monthly recurring revenue, and non-recurring revenue.
  - Newly generated revenue is based on monthly sale order value and number of sale staff.
  - Key assumptions are summarized below:

	Network	Indirect Retail	Direct Retail
Average Sales Person Headcount	12 sales person 2009 and onwards	12, increase to 16 in 2010	17, increase to 26 in 2010
Monthly Sales Order Value	£5.0k 2008 and onwards	£ 2.1k	£ 4.0k
Success Rate for SOV Booked*	100%	90%	90%
Success for Booked to invoiced**	100%	90%	90%
Non-recurring Revenue as % of New Sales	300%	350%	350%
Monthly Churn	1.0%	1.0%	1.0%

COGS Margins

	Network	Indirect Retail	Direct Retail
Newly generated monthly recurring revenue gross margin	10%	60%	45%
Existing monthly recurring revenue gross margin	16%	60%	45%
Non-recurring revenue gross margin	85%	88%	85%

* *Success rate reflects revenue booked after accounting for cancelled orders related to technical issues.*

** *Success rate reflect revenue booked after accounting for cancelled orders.*

CONFIDENTIAL – DRAFT, For Discussion Purposes Only 13 DUFF & PHELPS

Discounted Cash Flow Analysis

Management Case – Key Assumptions based on discussion with Management

SG&A consisted of the following components:

- Network property & rights of way assumed to grow approximately 3% annually from 2008 onwards.
- Other costs assumed to grow approximately 2% annually from 2008 onwards. These costs includes repairs, maintenance, marketing, consulting, travel etc.
- Staff cost is calculated based on pay scale and head count.

Global Voice Contract

- The impact of the financial terms of the Global Voice contract were factored in the cash flows.

Other Cash Flow Assumptions

- Capital expenditures and Depreciation were provided by Management.
- Working capital calculated based on 40 days for accounts payable and 40 days for accounts receivable.

CONFIDENTIAL – DRAFT, For Discussion Purposes Only

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DUFF & PHELPS

Discounted Cash Flow Analysis

Management Case

Viatel Holding (Bermuda) Limited
Discounted Cash Flow Analysis
As of October 1, 2007
(In millions of GBP)

	2007	YTD 2007	2007 4Q	2008	2009	2010	2011	2012	2013	2014	2015	Terminal Year
Revenue												
Retail	19.43	14.02	5.42	25.09	30.43	36.50	44.35	51.20	56.32	60.83	63.87	65.79
% growth	*42.2%*			*29.1%*	*21.3%*	*20.0%*	*21.5%*	*15.4%*	*10.0%*	*8.0%*	*5.0%*	*3.0%*
Network	2.79	1.94	0.85	6.98	14.00	20.13	25.57	30.39	35.25	38.77	41.10	42.33
% growth	*1.6%*			*150.5%*	*100.5%*	*43.8%*	*27.0%*	*18.8%*	*16.0%*	*10.0%*	*6.0%*	*3.0%*
Total Revenue	**22.22**	**15.95**	**6.27**	**32.07**	**44.43**	**56.64**	**69.92**	**81.59**	**91.57**	**99.60**	**104.97**	**108.12**
% growth	*35.4%*			*44.3%*	*38.5%*	*27.5%*	*23.5%*	*16.7%*	*12.2%*	*8.8%*	*5.4%*	*3.0%*
Cost of Goods Sold												
Retail	11.40	8.21	3.20	15.05	18.24	22.19	27.07	31.17	34.28	37.03	38.88	40.04
% Retail Revenue	*58.7%*	*58.6%*	*59.0%*	*60.0%*	*59.9%*	*60.8%*	*61.0%*	*60.9%*	*60.9%*	*60.9%*	*60.9%*	*60.9%*
Network	0.64	0.43	0.21	1.95	3.00	3.60	4.13	4.60	5.34	5.87	6.23	6.41
% Network Revenue	*23.1%*	*22.3%*	*25.0%*	*27.8%*	*21.4%*	*17.9%*	*16.2%*	*15.1%*	*15.1%*	*15.1%*	*15.1%*	*15.1%*
Total Cost of Goods Sold	12.05	8.64	3.41	17.00	21.24	25.79	31.20	35.77	39.62	42.90	45.10	46.46
% Total Revenue	*54.2%*	*53.0%*	*54.4%*	*53.0%*	*47.8%*	*45.5%*	*44.6%*	*43.8%*	*43.3%*	*43.1%*	*43.0%*	*43.0%*
Gross Profit												
Retail	8.03	5.81	2.22	10.03	12.19	14.31	17.28	20.04	22.04	23.80	24.99	25.74
% Retail Revenue	*41.3%*	*41.4%*	*41.0%*	*40.0%*	*40.1%*	*39.2%*	*39.0%*	*39.1%*	*39.1%*	*39.1%*	*39.1%*	*39.1%*
Network	2.14	1.50	0.64	5.04	11.00	16.53	21.44	25.78	29.91	32.90	34.87	35.92
% Network Revenue	*76.9%*	*77.7%*	*75.0%*	*72.2%*	*78.6%*	*82.1%*	*83.8%*	*84.9%*	*84.9%*	*84.9%*	*84.9%*	*84.9%*
Total Gross Profit	**10.17**	**7.31**	**2.86**	**15.07**	**23.19**	**30.85**	**38.72**	**45.82**	**51.95**	**56.70**	**59.87**	**61.66**
% Total Revenue	*45.8%*	*45.8%*	*45.6%*	*47.0%*	*52.2%*	*54.5%*	*55.4%*	*56.2%*	*56.7%*	*56.9%*	*57.0%*	*57.0%*
Sales, General and Administrative												
Retail	12.26	9.08	3.18	12.36	12.71	14.43	14.88	15.33	16.86	18.21	19.12	19.69
% Retail Revenue	*63.1%*	*64.8%*	*58.7%*	*49.3%*	*41.8%*	*39.5%*	*33.5%*	*29.9%*	*29.9%*	*29.9%*	*29.9%*	*29.9%*
Network	11.98	8.98	3.00	12.26	12.63	12.97	13.30	13.63	15.82	17.40	18.44	19.00
% Network Revenue	*429.6%*	*463.9%*	*351.6%*	*175.6%*	*90.2%*	*64.4%*	*52.0%*	*44.9%*	*44.9%*	*44.9%*	*44.9%*	*44.9%*
Total Sales, General and Administrative	26.96	20.06	6.90	26.21	26.96	29.06	29.85	30.65	34.39	37.34	39.32	40.49
% Total Revenue	*121.3%*	*125.8%*	*110.1%*	*81.7%*	*60.7%*	*51.3%*	*42.7%*	*37.6%*	*37.6%*	*37.5%*	*37.5%*	*37.5%*
Retail EBITDA	**(4.23)**	**(3.27)**	**(0.96)**	**(2.33)**	**(0.52)**	**(0.12)**	**2.41**	**4.71**	**5.18**	**5.59**	**5.87**	**6.05**
% Retail Revenue	*(21.8%)*	*(23.3%)*	*(17.7%)*	*(9.3%)*	*(1.7%)*	*(0.3%)*	*5.4%*	*9.2%*	*9.2%*	*9.2%*	*9.2%*	*9.2%*
Network EBITDA	**(9.83)**	**(7.48)**	**(2.36)**	**(7.23)**	**(1.63)**	**3.56**	**8.14**	**12.15**	**14.09**	**15.50**	**16.43**	**16.93**
% Network Revenue	*(352.7%)*	*(386.2%)*	*(276.6%)*	*(103.5%)*	*(11.7%)*	*17.7%*	*31.8%*	*40.0%*	*40.0%*	*40.0%*	*40.0%*	*40.0%*

CONFIDENTIAL – DRAFT, For Discussion Purposes Only

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DUFF & PHELPS

Discounted Cash Flow Analysis

Management Case

Viatel Holding (Bermuda) Limited
Discounted Cash Flow Analysis
As of October 1, 2007
(In millions of GBP)

	2007	YTD 2007	2007 4Q	2008	2009	2010	2011	2012	2013	2014	2015	Terminal Year
Network and Retail EBITDA	**(14.06)**	**(10.75)**	**(3.32)**	**(9.55)**	**(2.16)**	**3.44**	**10.54**	**16.86**	**19.27**	**21.10**	**22.31**	**22.98**
Less: Corporate SG&A Expenses	**2.90**	**2.18**	**0.73**	**1.59**	**1.62**	**1.65**	**1.67**	**1.69**	**1.71**	**1.73**	**1.75**	**1.81**
% Total Revenue	*13.1%*	*13.6%*	*11.6%*	*5.0%*	*3.6%*	*2.9%*	*2.4%*	*2.1%*	*1.9%*	*1.7%*	*1.7%*	*1.7%*
Plus: Global Voice Adjustments	4.55	2.95	1.59	3.99	4.07	4.15	3.35	2.54	2.59	2.64	2.68	2.71
Total EBITDA	**(12.42)**	**(9.97)**	**(2.45)**	**(7.16)**	**0.30**	**5.94**	**12.22**	**17.70**	**20.15**	**22.00**	**23.23**	**23.88**
% Total Revenue	*(55.9%)*	*(62.5%)*	*(39.1%)*	*(22.3%)*	*0.7%*	*10.5%*	*17.5%*	*21.7%*	*22.0%*	*22.1%*	*22.1%*	*22.1%*
Operating Profit ("EBIT")	**(16.02)**	**(12.67)**	**(3.35)**	**(10.76)**	**(3.30)**	**2.34**	**8.62**	**14.10**	**16.55**	**18.40**	**19.63**	**20.66**
% Total Revenue	*(72.1%)*	*(79.4%)*	*(53.4%)*	*(33.5%)*	*(7.4%)*	*4.1%*	*12.3%*	*17.3%*	*18.1%*	*18.5%*	*18.7%*	*19.1%*
Less: Taxes @ 30.0%	-	-	-	-	-	-	-	-	-	-	-	6.20
After-Tax Operating Profit	(16.02)	(12.67)	(3.35)	(10.76)	(3.30)	2.34	8.62	14.10	16.55	18.40	19.63	14.46
% Total Revenue	*(72.1%)*	*(79.4%)*	*(53.4%)*	*(33.5%)*	*(7.4%)*	*4.1%*	*12.3%*	*17.3%*	*18.1%*	*18.5%*	*18.7%*	*13.4%*
Plus: Depreciation & Amortization	3.60	2.70	0.90	3.60	3.60	3.60	3.60	3.60	3.60	3.60	3.60	3.22
Less: Capital Expenditures	3.26	2.45	0.82	3.75	3.19	3.00	2.83	2.68	3.03	3.31	3.49	3.60
Less: Investment In Net Working Capital	(8.40)	(8.69)	0.29	0.47	0.84	0.64	0.81	0.72	0.30	0.23	0.17	0.11
Less: Global Voice Adjustments	3.56	2.67	0.89	1.74	1.74	1.74	0.87	-	-	-	-	-
Free Cash Flow	**(10.84)**	**(6.40)**	**(4.45)**	**(13.11)**	**(5.47)**	**0.56**	**7.71**	**14.30**	**16.82**	**18.46**	**19.57**	**13.98**
Present Value Factor			0.9845	0.8999	0.7757	0.6687	0.5765	0.4970	0.4284	0.3693	0.3184	
Present Value of Free Cash Flow			**(4.38)**	**(11.80)**	**(4.24)**	**0.37**	**4.44**	**7.11**	**7.21**	**6.82**	**6.23**	

Business Enterpeise Value	
Present Value of Available Cash Flow	11.76
Plus: Present Value of Residual Value	**34.24**
Plus: Present Value of Tax Savings in Terminal Year	10.13
Plus: Non-operating Assets	-
Less: Contingent Liabilities	-
Business Enterpeise Value (in £ millions)	**56.13**
Business Enterpeise Value (in $ millions, rounded)	**115.00**

BEV in $USD millions		Growth Rate		
Discount Rate		**2.0%**	**3.0%**	**4.0%**
	15.0%	124.00	131.00	140.00
	16.0%	109.00	115.00	122.00
	17.0%	96.00	101.00	106.00

Residual Calculation	
Residual Year Available Cash Flow	13.98
Discount Rate (r)	16.0%
Long-Term Growth Rate (g)	3.0%
Capitalization Factor (r - g)	13.0%
Residual Value	**107.53**
Times: Discount Factor	0.3184
Present Value of Residual Value	**34.24**

CONFIDENTIAL – DRAFT, For Discussion Purposes Only

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DUFF & PHELPS

Net Operating Loss (NOLs) Benefits for the Terminal Year

Viatel has approximately £279.3 million ($572 million) of NOLs as of the Valuation Date.

- Based on $545 million of NOLs as per 2006 20-F less $5 million of US based NOLs which expires in 2007 plus $32 million in accumulated losses as of September 2007 Management accounts.

Viatel has tried to monetize the NOLs in the past and has been unsuccessful in doing so.

As per Management, there were no time bound restrictions on the use of the NOLs.

NOLs were factored in the discrete projection period.

The benefit from the NOLs beyond the projection period was calculated separately assuming a 3% annual growth rate in profitability.

Net Operating Loss Calculations

Cash Flow Analysis (in millions of USD)	**Fiscal Year Ended December 31, 2007**											
	2016	**2017**	**2018**	**2019**	**2020**	**2021**	**2022**	**2023**	**2024**	**2025**	**2026**	**2027**
EBIT	20.66	21.28	21.92	22.58	23.25	23.95	24.67	25.4	26.2	27.0	27.8	28.6
% Growth	3.0%	3.0%	3.0%	3.0%	3.0%	3.0%	3.0%	3%	3%	3%	3%	3%
Taxes												
Operating Loss Carry Forward	(217.11)	(196.45)	(175.17)	(153.25)	(130.68)	(107.43)	(83.47)	(58.81)	(33.40)	(7.23)	-	-
Operating Income	20.66	21.28	21.92	22.58	23.25	23.95	24.67	25.41	26.17	26.96	27.77	28.60
Taxable Income after NOLs	-	-	-	-	-	-	-	-	-	19.73	27.77	28.60
Less: Income Tax at 30.0%	-	-	-	-	-	-	-	-	-	5.92	8.33	8.58
Tax Savings	6.20	6.38	6.58	6.77	6.98	7.19	7.40	7.62	7.85	2.17	-	-
Present Value Factor @ 16% discount rate	0.2745	0.2366	0.2040	0.1758	0.1516	0.1307	0.1127	0.0971	0.0837	0.0722	0.0622	0.0536
Present Value of Tax Savings	1.70	1.51	1.34	1.19	1.06	0.94	0.83	0.74	0.66	0.16	-	-
Sum of Present Value of Tax Savings	10.13											

CONFIDENTIAL – DRAFT, For Discussion Purposes Only

17

DUFF & PHELPS

DRAFT, For Discussion Purposes Only CONFIDENTIAL -
Discounted Cash Flow Summary
latest projections. Management has indicated that the Company is investigating increasing their co-location capability by investing in a new co- “Management Case with Co-Location”. Management Case was based on Viatel’slocation facility in London -
•£800. of fee monthly a and capacity rack 100 a on center. based year co-location per the million for £1.2 2008 be in projections will anticipated revenue is financials that expenditure provided anticipates capital Management of Management£600k •3
High Value Range Low Viatel Holding (Bermuda) Limited Business Enterpise Value Summary (in millions of USD)
Management Case
140.00
96.00
102.00 Management Case w/ Colocation Business
147.00
18

Valuation Analysis

Selected Public Company Valuation Multiples

- **Duff & Phelps selected public companies that operate in the network and retail businesses.**

Viatel Holding (Bermuda) Limited
Selected Public Company Analysis
As of October 1, 2007
(in millions of reported currency)

COMPANY INFORMATION	MARKET DATA				FINANCIAL PERFORMANCE												
Company Name	Currency	Stock Price (per share)	Enterprise Value	Equity Value	LTM Revenue	2007 Projected Revenue	2008 Projected Revenue	2008 Growth Rate	LTM EBITDA	2007 Projected EBITDA	2008 Projected EBITDA	2007 EBITDA Margin	2008 EBITDA Margin	PP&E	EV / 2007 Proj. Revenue	EV / 2008 Proj. Revenue	EV / PP&E
Level 3 Communications Inc.	USD	4.71	13,393.3	7,226.3	4,015.0	4,219.1	4,581.1	8.6%	675.0	858.1	1,204.4	20.3%	26.3%	6,709.0	3.2x	2.9x	1.1x
Global Crossing Ltd.	USD	21.97	2,055.3	813.3	2,005.0	2,242.3	2,464.5	9.9%	(25.0)	78.2	239.7	3.5%	9.7%	1,408.0	0.9x	0.8x	0.6x
COLT Telecom Group SA	GBP	2.52	1,764.6	1,716.4	1,704.2	1,713.1	1,712.8	(0.0%)	276.5	276.0	294.8	16.1%	17.2%	1,193.0	1.0x	1.0x	1.4x
Thus Group plc	GBP	1.45	290.5	265.9	532.7	532.5	555.7	4.4%	42.2	38.5	56.4	7.2%	10.1%	381.3	0.5x	0.5x	0.7x
FiberNet Telecom Group Inc.	USD	8.18	67.7	60.4	45.3	48.6	55.4	14.1%	6.0	7.6	9.6	15.6%	17.2%	56.9	1.4x	1.2x	1.1x
BT Group plc	GBP	3.10	33,831.4	25,665.4	20,392.0	20,183.6	20,788.2	3.0%	5,805.0	5,618.8	5,792.6	27.8%	27.9%	15,124.0	1.7x	1.6x	1.7x
BNS Telecom Group plc	GBP	0.33	20.2	16.5	30.1	36.8	45.7	24.1%	2.2	1.7	3.3	4.7%	7.3%	6.7	0.5x	0.4x	2.5x
Broadnet AG	EUR	4.00	39.1	64.7	55.3	60.6	69.1	14.1%	5.3	10.3	14.1	17.1%	20.4%	16.2	0.6x	0.6x	4.0x
KCOM Group PLC	GBP	0.66	502.8	338.6	483.1	526.5	542.4	3.0%	65.2	75.7	79.9	14.4%	14.7%	132.4	1.0x	0.9x	2.6x
Tiscali SpA	EUR	1.99	1,182.1	845.0	759.0	831.0	944.9	13.7%	108.2	138.0	191.5	16.6%	20.3%	258.9	1.4x	1.3x	3.3x
Pipex Communications plc	GBP	0.09	326.0	227.7	299.5	396.6	433.1	9.2%	20.1	31.2	40.4	7.9%	9.3%	44.7	0.8x	0.8x	5.1x
Cable and Wireless plc	GBP	1.88	4,292.5	4,410.5	3,348.0	3,398.7	3,303.8	(2.8%)	489.0	456.2	592.3	13.4%	17.9%	1,465.0	1.3x	1.3x	3.0x
			Mean												1.2x	1.1x	2.2x
			Median												1.0x	1.0x	2.1x
			Minimum												0.5x	0.4x	0.6x
			Maximum												3.2x	2.9x	5.1x

Notes:
Values in millions except per share data
LTM = Latest Twelve Months
Enterprise Value = (Market Capitalization) + (Debt + Preferred Stock + Minority Interest) - (Cash & Equivalents)
EBITDA = Earnings Before Interest, Taxes, Depreciation and Amortization
Source: Capital IQ, Bloomberg, I/B/E/S, and SEC filings

CONFIDENTIAL – DRAFT, For Discussion Purposes Only

19

DUFF & PHELPS

DRAFT, For Discussion Purposes Only CONFIDENTIAL -
Valuation Analysis
Selected M&A Transaction Analysis
•retail provide that those as well as networks fiber-optic operate and own that companies involving transactions services. selected Phelps & telecommunication Duff IP
EV / Revenue 2.7x 3.1x 0.4x 1.1x 3.2x0.7x 1.6xN/A 2.6x N/A 1.9x 2.1x 0.4x 3.2x LTM Revenue 352.80 1940.9 245.50 89.44 3320.7174.70 687.55338.39 664.03 6.71 Median Minimum Maximum Mean Enterprise Value 956.09 6042 90.10 94.6 10614.350.10 1093.2N/A 1741.5 N/A Percent Sold 55.00% 80.62% 58.01% 100.0% 5.8%67.00% 80.30%100.0% 10.0% 100.0% Acquirer Clinven Limited, Altice One SAS Swisscom AG Vive La Vie SpA Global Crossing Ltd. SFRQSC AG Tele2 ABTDC Song Qwest Communications International Inc. WorldPort Communications Europe Holdings, B.V. Viatel Holding (Bermuda) Limited Selected Transaction Analysis As of September 30, 2007 (in millions of USD) 20

Target Business Description Broadnet AG operates as a broadband Internet carrier in Germany. It provides broadband communications solutions to business customers based on wireless and DSL technology. Versatel Telecom International N.V. provides telecommunications services in theTDC Song operates data, Internet, and telecommunications, through its offices located in the Nordic region of Sweden. Song Networks is building a fiber-optic network to interconnect its local networks and reach key Nordic cities. Completel Europe NV, through its subsidiaries, operates as an infrastructure based operator providing telecom services primarily to large and medium businesses. FASTWEB SpA provides fixed line broadband telecommunications services to individual and business customers in Italy. Elietel Telecom SpA provides telecommunication operator services in Italy. Services include fixed line telephony; broadband services and data services, as well as VoIP. Fibernet Group provides telecommunications services to large ente rprises. Its products and solutions include IP communications and fibre optic networks. Neuf Cegetel is an alternative operator offering a range of telecommunications services in France. As of January 25, 2007, the company operated 45,000 kilometers of optical fibers network.Netherlands and Belgium. Its product portfolio comprises fixed telephony, data, Internet, and mobile telephony products.KPNQwest N.V. operates as a data communications and hosting company that delivers a range of carrier and corpor ate networking solutions, as well as hosting internet services to businesses via its wholly owned fiber optic network, the EuroRings. The network spans 25,000 km. Enertel N.V. provides telecommunication services in The Netherlands. The company operates a fiber optic network through which it provides a variety of services. Target Versatel Telecom International NV CompleTel Europe NV Fastweb SpA Elitel Telecom SpA Fibernet Group plc Neuf Cegetel SABroadnet AGSong Networks KPNQwest NV Enertel N.V.DRAFT, For Discussion Purposes Only Date Announced 8/30/2007 3/12/2007 3/1/2007 8/25/2006 8/25/20066/6/2006 7/18/20059/14/2004 10/18/2001 6/25/1998 CONFIDENTIAL -
Valuation Analysis
Market Approach Valuation
The M&A
southern portion of the Company’s network represents future organic growth opportunities.is not expected to generate operating profits until 2010.is generating operating losses and does not turn EBITDA positive until 2010. has an extremely constrained balance sheet Significant leverage Cash on hand sufficient only to fund operations until December 2007 Viatel owns and operates an extensive fiber-optic network throughout continental Europe and the Unit ed Kingdom. The “unlit” Viatel’s young (operating since 2004) Retail Business is growing at 4 percent per month. Viatel is projecting significant growth as compared to the peer group. Viatel Viatel • • There were several business and financial factors that were key considerations in the selection of the valuation multiples for Viatel: — - — - — -Selected Public Company multiples and M&A transaction multiples were used as data points in determin ing the appropriate multiples for our analysis. transaction multiples were in line with the selected public company multiples. Relied on a revenue multiple as Viatel
333
High91.0 118.2 112.0120.0 Enterprise Value- - — Low68.3 85.4 80.080.0 Valuation Summary Viatel45.5 65.7 32.0 High2.0x 1.8x 3.5x Selected Multiples Low1.5x 1.3x 2.5x Median2.1xEnterprise Value Conclusion (Rounded) As of October 1, 2007 (in thousands of USD)Transaction Mean1.9xViatel Holding (Bermuda) Limited Selected Public Company / Transaction Analysis Summary Range0.4x — 3.2x Median1.0x 1.0x 2.1x Enterprise Valuation Multiples Public Company Me an1.2x 1.1x 2.2x Range0.5x — 3.2x 0.4x — 2.9x 0.6x — 5.1x 1 MetricPublic Company Multiples 2007 Projected Revenues 2008 Projected Revenues PP&E (1) Viatel PP&E is based on the latest avaliable 20F and adjusted for $9 million in accumulated depreciation ($80 million straight line over 9 years).
21

DRAFT, For Discussion Purposes Only CONFIDENTIAL -
Equity Valuation
Value Range (1) High (2) 140.00 147.00 120.00 147.00 73.55 68.78Low 96.00 102.00 80.00 96.00 73.55 68.78Viatel Holding (Bermuda) Limited Equity Value Summary (in millions of USD)Management Case w/ Colocation BusinessMethodology Discounted Cash Flow Analysis Management Case Market Approach Analysis Business Enterprise Value (DCF High / Low) Less: Senior Debt Less: Convertible Debt High0.4390.006 0.053 0.105 0.2070.496$ $ $ $ $$— - — —LowNMF0.002 0.016 0.032 0.0630.1514.67$ $ $ $$(2)NMF4.6773.45 73.45 73.45 73.4573.45Equity Value HighNMF22.45 22.45 22.45 22.4522.45Viatel Per Share Price Calculations (in USD Millions)Equity Value Low10.6312,516.62 1,386.29 698.46 354.54148.20Equity ValueShares Outstanding (Millions) (1)-0.0055 0.0500 0.1000 0.20000.5000Illustrative Conversion Price Scenarios in USD$ $ $ $$ Represents fully diluted shares with all convertible debt converted to equity. (1)
(2)
Absent the new co-location business and assuming all other assumptions remain constant, the total equity value of Viatel would not be meaningful.
22

Reverse Stock Split Transactions

VIATEL HOLDING (BERMUDA) LIMITED SELECTED REVERSE STOCK SPLITS AS OF SEPTEMBER 30, 2007 CURRENCY IN MILLIONS (UNLESS OTHERWISE NOTED)							
TRANSACTION DETAILS				HISTORICAL PRICES		PREMIUMS	
Date	Company Name	Stock Split Ratio	Execution Price	One Day Before Price	30 Day Before Average Price	One Day Before Premium	30 Day Before Average Premium
February 9, 2007	SED International Holdings Inc.	1 : 100	$1.30	$1.25	$1.27	4.00%	2.04%
December 13, 2006	Innovative Micro Technology, Inc.	1 : 1000	$2.15	$2.00	$2.44	7.50%	-11.89%
September 19, 2006	Xanadoo	1 : 100	$3.25	$2.00	$1.75	62.50%	86.03%
December 9, 2005	Refocus Group	1 : 2000	$0.35	$0.27	$0.26	29.63%	34.10%
September 16, 2005	PVC Container Corp.	1 : 2000	$2.39	$1.20	$1.23	99.17%	94.46%
October 21, 2005	Sagient Research Systems, Inc.	1: 101	$0.12	$0.09	$0.07	33.33%	76.00%
July 19, 2005	ASB Financial Corp	1 : 300	$23.00	$20.07	$22.27	14.60%	3.27%
May 5, 2005	Color Imaging Inc.	1 : 2500	$1.10	$0.75	$0.64	46.67%	72.73%
January 10, 2005	Trek Resources, Inc.	1 : 100	$2.50	$2.20	$2.11	13.64%	18.69%
November 23, 2003	SafeGuard Health Enterprises	1 : 1500	$2.25	$1.99	$1.90	13.06%	18.66%
					Mean	32.4%	39.4%
					Median	22.1%	26.4%
					High	99.17%	94.46%
					Low	4.00%	-11.89%

Notes:

$ in millions except per share data

Date and Execution Price taken from 13E3 form filed with the Securities and Exchange Commission

Data consists of public companies in the information technology and telecommunications industries that filed 13E3s with the SEC in the past two years.

Source: SEC Filings, Capital IQ, Bloomberg Estimates, and Duff & Phelps, LLC.

CONFIDENTIAL – DRAFT, For Discussion Purposes Only

23

DUFF & PHELPS

DRAFT, For Discussion Purposes Only CONFIDENTIAL -
Appendix A:
Historical Stock Price & Volume Viatel
24

DRAFT, For Discussion Purposes Only CONFIDENTIAL -
Stock Price and Volume -Viatel
Volume 93,704 2,260 177 2,986 103 1,000 305 166 162 4,000 146 267 824 151 288 182 387 902 162 124 106 16,129 208Stock Price 0.011 0.060 0.011 0.0001 0.011 0.060 0.011 0.011 0.011 0.011 0.006 0.006 0.006 0.006 0.006 0.008 0.008 0.006 0.010 0.006 0.005 0.005 0.005Date 5/8/2007 5/11/2007 5/22/2007 5/25/2007 5/31/2007 6/4/2007 6/8/2007 6/27/2007 6/29/2007 7/5/2007 7/10/2007 7/20/2007 8/2/2007 8/6/2007 8/7/2007 8/17/2007 8/22/2007 9/4/2007 9/14/2007 9/19/2007 10/16/ 2007 10/23/2007 10/29/2007Viatel Stock Price and VolumeJanuary 1, 2007 to current Volume 106 150 126 456 107 107 114 166 350 2,040 170 76,555 648 167,277 207 158 207 189 182 280 199,266 162As listed on the Pink Sheets (Ticker: VTLAF)Stock Price 0.003 0.001 0.003 0.003 0.003 0.001 0.003 0.001 0.0001 0.002 0.005 0.020 0.020 0.060 0.005 0.005 0.011 0.011 0.011 0.011 0.059 0.011Date 1/18/2007 1/22/2007 1/29/2007 1/30/2007 2/7/2007 2/8/2007 2/12/2007 2/14/2007 2/22/2007 2/27/2007 3/2/2007 3/5/2007 3/8/2007 3/13/2007 3/15/2007 3/21/2007 4/12/2007 4/13/2007 4/18/2007 4/25/2007 5/2/2007 5/3/2007 * Stock Price in USD ** Volume in number of shares
25
DRAFT, For Discussion Purposes Only CONFIDENTIAL -